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                                  Exhibit 99

PPG's Archinaco announces retirement;
Bunch to become president and COO

PITTSBURGH, Feb. 25, 2002 - PPG Industries announced today that Frank A. Archinaco, executive vice president, will retire July 1 and Charles E. (Chuck) Bunch, executive vice president, has been elected president and chief operating officer, effective the same day.

"Throughout his 37 years with PPG, Frank has represented the company with great distinction," said Raymond W. LeBoeuf, PPG chairman and chief executive officer. "He is held in high regard, particularly by our customers and employees, who respect his judgment and sincerity. Frank has contributed significantly to the strategic direction of our company, having been a member of executive management for the past five years. Quite simply, Frank's impact on us and our company will continue long after his last day on the job. I appreciate the opportunity to announce Frank's decision now so we can manage the transition effectively."

LeBoeuf said he is looking forward to working with Bunch in the new role he will assume at midyear.

"Chuck is well-suited for his new position having served in a variety of key operating and staff roles in the United States and Europe throughout his 23 years with PPG," LeBoeuf said. "He has experience in our glass, fiber glass and coatings businesses, and has been a key player in our efforts to build a better mix of businesses. At the strategic business unit and executive levels, he has demonstrated leadership in the implementation of business strategies with an ongoing commitment to improving our overall performance."

Archinaco, 58, joined PPG's former glass contract and supply department in 1965 as a management trainee in Newark, N.J., and then held a series of management posts in Pennsylvania, Rhode Island, Puerto Rico and Illinois. He became director of marketing and development for automotive and aircraft glass in 1979, general manager of auto replacement glass products in 1981, and general
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manager of European glass operations in 1984. Archinaco returned to Pittsburgh as vice president of automotive original equipment glass products in 1986. He was named vice president of automotive and aircraft glass in 1991; vice president, glass, in 1994; and senior vice president, glass, in 1995. Archinaco was elected corporate executive vice president in 1997.

Bunch, 52, joined PPG in 1979 as an assistant to the corporate controller, and then held a series of accounting and financial analyst positions before being named manager of European flat glass and commercial products in 1985. The following year he became managing director of PPG's Italian glass subsidiary. Bunch returned to Pittsburgh in 1987 as corporate director of distribution and then assumed additional responsibility for purchasing. He was named general manager of architectural coatings in 1992, vice president of that unit in 1994, and vice president, fiber glass, in 1995. Bunch was elected senior vice president of strategic planning and corporate services in 1997, and to his current post in early 2000.

Pittsburgh-based PPG is a global manufacturer of coatings, glass, fiber glass and chemicals, with 120 manufacturing locations and equity affiliates in 24 countries. Sales in 2001 were US$8.2 billion.
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